CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Western Asset Funds, Inc. of our reports dated July 19, 2022 and February 17, 2022, relating to the financial statements and financial highlights, which appear in Western Asset High Yield Fund’s and Western Asset Global High Yield Bond Fund’s Annual Report on Form N-CSR for the year ended May 31, 2022 and for the year ended December 31, 2021 respectively. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 15, 2022